The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Fourth-Quarter and Full-Year 2016 Results

Cincinnati, February 8, 2017 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Fourth-quarter 2016 net income of $100 million, or 60 cents per share, compared with $156 million, or 94 cents per share, in the fourth quarter of 2015.

•
Full-year 2016 net income of $591 million, or $3.55 per share, down 7 percent from $634 million, or $3.83, in 2015. Operating income of $511 million, or $3.07 per share, down 13 percent from $589 million, or $3.56 per share.

•
$56 million decrease in fourth-quarter 2016 net income, reflecting the after-tax net effect of a $63 million reduction in the contribution from property casualty underwriting that included an increase of $45 million in catastrophe losses.

•	$42.95 book value per share at December 31, 2016, up $3.75 or 10 percent since December 31, 2015.

•	14.5 percent value creation ratio for full-year 2016, compared with 3.4 percent for 2015.

Financial Highlights

(Dollars in millions except per share data)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Revenue Data
Earned premiums	$1,192	$1,148	4	$4,710	$4,480	5
Investment income, net of expenses	153	150	2	595	572	4
Total revenues	1,312	1,263	4	5,449	5,142	6
Income Statement Data
Net income	$100	$156	(36)	$591	$634	(7)
Realized investment gains and losses, net	(25)	(26)	4	80	45	78
Operating income*	$125	$182	(31)	$511	$589	(13)
Per Share Data (diluted)
Net income	$0.60	$0.94	(36)	$3.55	$3.83	(7)
Realized investment gains and losses, net	(0.15)	(0.16)	6	0.48	0.27	78
Operating income*	$0.75	$1.10	(32)	$3.07	$3.56	(14)

Book value				$42.95	$39.20	10
Cash dividend declared	$0.48	$0.92	(48)	$1.92	$2.30	(17)
Diluted weighted average shares outstanding	166.5	165.7	0	166.5	165.6	1

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures section near the end of this report defines and reconciles measures presented in this release that are not based on U. S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 4Q16 Release 1

Insurance Operations Fourth-Quarter Highlights

•
96.2 percent fourth-quarter 2016 property casualty combined ratio, up from 87.0 percent for fourth-quarter 2015. Full-year 2016 property casualty combined ratio at 94.8 percent, with net written premiums up 5 percent.

•	1 percent increase in fourth-quarter net written premiums, including higher average pricing.

•
$134 million fourth-quarter 2016 property casualty new business written premiums. Agencies appointed since the beginning of 2015 contributed $10 million or 7 percent of total fourth-quarter new business written premiums.

•	$6 million increase in fourth-quarter life insurance subsidiary net income. Full-year 2016 life insurance earned premiums up 9 percent.
Investment and Balance Sheet Highlights

•	2 percent or $3 million rise in fourth-quarter 2016 pretax investment income, including 5 percent growth for stock portfolio dividends and 1 percent growth for bond interest income.

•	7 percent full-year increase in fair value of total investments at December 31, 2016, including a 13 percent increase for the stock portfolio and a 5 percent increase for the bond portfolio.

•	$2.133 billion parent company cash and marketable securities at year-end 2016, up 22 percent from a year ago.

Full-Year Results on Track
Steven J. Johnston, president and chief executive officer, commented: “Positive contributions from both our investment and insurance operations increased our book value 10 percent for the year to $42.95 per share at December 31, 2016. We finished 2016 with a value creation ratio of 14.5 percent, exceeding our long-term objective of a 10 percent to 13 percent annual average.

“Our long-term investment approach continued to boost operating results. Pretax investment income rose to $153 million for the quarter and $595 million for the year, up 2 percent and 4 percent, respectively.

“We weathered a stormy 2016 to end the year with a property casualty combined ratio of 94.8 percent. Our property casualty insurance operations earned an underwriting profit of $46 million for the quarter and $242 million for the year, even after the previously announced impact of catastrophe losses in the fourth quarter. Natural disasters accounted for 7.1 points of our 96.2 percent fourth-quarter combined ratio compared to a 10-year fourth-quarter average of 0.7 points.

“To evaluate the health of our insurance business without the typical fluctuations caused by catastrophes and reserve development, we look to our core underwriting results. Our full-year combined ratio before catastrophe losses and before development of reserves for prior accident years of 90.8 percent improved slightly over last year’s result. Our continued focus on pricing precision fueled by our use of analytics and combined with the professional front line underwriting of our agents and field associates helped us to maintain our improving trend.”

Achieving Consistent Growth
“We reached a record level of property casualty new business written premiums of $551 million for full-year 2016, bringing overall property casualty net written premium growth in line with the same period a year ago. As we continue to appoint new agencies, we work to earn more of their good business. They typically have long-standing relationships with these clients and key underwriting characteristics of the accounts are known.

“Risk management initiatives continue to prove valuable as we inspect more properties for both personal and commercial accounts. Segmenting our business based on proven risk selection criteria supports our efforts to maintain our high retention rates on those policies we believe are most adequately priced while also earning our agents best new business. At the same time, we are subdividing field territories to assure in-person service and deploying technology that increases ease of doing business.

“We surpassed our $25 million 2016 goal for personal lines high net worth new business written. In addition, Cincinnati Specialty Underwriters, our excess and surplus lines subsidiary, grew net written premiums 9 percent and Cincinnati Life, our life insurance subsidiary, grew earned premiums by 9 percent compared with full-year 2015.”

Balance Sheet Strength
“Our property casualty statutory surplus rose to $4.7 billion at December 31, indicating ample capacity to support our growth plans. A strong balance sheet gives us the flexibility to invest in our business while still paying shareholder dividends as a consistent, long-term strategy. The board of directors' recent decision to increase the cash dividend demonstrates their confidence in the future success of our initiatives.”

CINF 4Q16 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$1,139	$1,095	4	$4,482	$4,271	5
Fee revenues	3	2	50	10	8	25
Total revenues	1,142	1,097	4	4,492	4,279	5

Loss and loss expenses	751	616	22	2,861	2,572	11
Underwriting expenses	345	338	2	1,389	1,321	5
Underwriting profit	$46	$143	(68)	$242	$386	(37)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	65.9%	56.3%	9.6	63.8%	60.2%	3.6
Underwriting expenses	30.3	30.7	(0.4)	31.0	30.9	0.1
Combined ratio	96.2%	87.0%	9.2	94.8%	91.1%	3.7

			% Change			% Change
Agency renewal written premiums	$951	$925	3	$4,072	$3,925	4
Agency new business written premiums	134	140	(4)	551	532	4
Cincinnati Re net written premiums	15	33	(55)	71	33	115
Other written premiums	(36)	(43)	16	(114)	(129)	12
Net written premiums	$1,064	$1,055	1	$4,580	$4,361	5

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	59.9%	58.9%	1.0	59.8%	60.4%	(0.6)
Current accident year catastrophe losses	7.5	1.5	6.0	7.7	4.1	3.6
Prior accident years before catastrophe losses	(1.1)	(3.8)	2.7	(3.5)	(3.9)	0.4
Prior accident years catastrophe losses	(0.4)	(0.3)	(0.1)	(0.2)	(0.4)	0.2
Loss and loss expense ratio	65.9%	56.3%	9.6	63.8%	60.2%	3.6

Current accident year combined ratio before
catastrophe losses	90.2%	89.6%	0.6	90.8%	91.3%	(0.5)

•
1 percent and 5 percent growth in fourth-quarter and full-year 2016 property casualty net written premiums, with Cincinnati Re contributing negative 2 percent and positive 1 percent, respectively. The increase in premiums also reflects other growth initiatives, price increases and a higher level of insured exposures.

•
4 percent decrease in fourth-quarter and 4 percent increase in full-year 2016 new business premiums written by agencies, compared with a year ago, with the full-year increase driven by new agency appointment contributions.

•
1,614 agency relationships in 2,090 reporting locations marketing standard market property casualty insurance products at December 31, 2016, compared with 1,526 agency relationships in 1,956 reporting locations at year-end 2015. During 2016, 81 new agency appointments were made for agencies that offer most or all of our property casualty insurance products.

•
9.2 percentage-point fourth-quarter 2016 combined ratio increase, including an increase of 5.9 points for higher losses from natural catastrophes and 2.7 points less benefit from prior accident year reserve development before catastrophes.

•	3.7 percentage-point increase in full-year 2016 combined ratio, compared with 2015, reflecting an increase of 3.8 points for higher losses from natural catastrophes.

•
1.5 and 3.7 percentage-point fourth-quarter and full-year 2016 benefit from favorable prior accident year reserve development of $17 million and $168 million, compared with 4.1 points or $44 million for fourth-quarter 2015 and 4.3 points or $184 million of favorable development for full-year 2015. The decrease in favorable reserve development reported for the fourth-quarter of 2016 was primarily due to higher estimates of IBNR losses and loss expenses for our commercial casualty line of business.

•
0.6 percentage-point improvement, to 59.8 percent, for the full-year 2016 ratio of current accident year losses and loss expenses before catastrophes, including a 0.2 point increase in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q16 Release 3

•
0.1 percentage-point increase in the full-year 2016 underwriting expense ratio, as higher earned premiums, ongoing expense management efforts and lower profit-sharing commissions for agencies were slightly offset by strategic investments that include enhancement of underwriting expertise.

CINF 4Q16 Release 4

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$779	$761	2	$3,089	$2,996	3
Fee revenues	2	1	100	5	4	25
Total revenues	781	762	2	3,094	3,000	3

Loss and loss expenses	503	419	20	1,928	1,708	13
Underwriting expenses	242	242	0	982	947	4
Underwriting profit	$36	$101	(64)	$184	$345	(47)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	64.6%	55.1%	9.5	62.4%	57.0%	5.4
Underwriting expenses	31.1	31.7	(0.6)	31.8	31.6	0.2
Combined ratio	95.7%	86.8%	8.9	94.2%	88.6%	5.6

			% Change			% Change
Agency renewal written premiums	$658	$649	1	$2,832	$2,756	3
Agency new business written premiums	91	97	(6)	372	365	2
Other written premiums	(28)	(34)	18	(82)	(96)	15
Net written premiums	$721	$712	1	$3,122	$3,025	3

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	60.8%	58.2%	2.6	59.3%	58.6%	0.7
Current accident year catastrophe losses	5.1	1.4	3.7	7.3	3.5	3.8
Prior accident years before catastrophe losses	(0.9)	(4.1)	3.2	(4.0)	(4.7)	0.7
Prior accident years catastrophe losses	(0.4)	(0.4)	0.0	(0.2)	(0.4)	0.2
Loss and loss expense ratio	64.6%	55.1%	9.5	62.4%	57.0%	5.4

Current accident year combined ratio before
catastrophe losses	91.9%	89.9%	2.0	91.1%	90.2%	0.9

•
1 percent and 3 percent growth in fourth-quarter and full-year 2016 commercial lines net written premiums, reflecting growth initiatives, a higher level of insured exposures and price increases. Fourth-quarter and full-year 2016 commercial lines average renewal price increases at a percentage in the low-single-digit range.

•
$7 million or 2 percent rise in full-year 2016 new business written by agencies, driven by production from agencies appointed since the beginning of 2015 that offset effects of a softening commercial insurance market.

•
8.9 percentage-point increase in fourth-quarter 2016 combined ratio, including an increase of 3.7 points for higher losses from natural catastrophes and 3.2 points less benefit from prior accident year reserve development before catastrophes.

•	5.6 percentage-point increase in the full-year 2016 combined ratio, including 4.0 points from higher natural catastrophe losses.

•
1.3 and 4.2 percentage-point fourth-quarter and full-year 2016 benefit from favorable prior accident year reserve development of $11 million and $129 million, compared with 4.5 points or $34 million for fourth-quarter 2015 and 5.1 points or $154 million of favorable development for full-year 2015. The decrease in favorable reserve development reported for the fourth-quarter of 2016 was primarily due to higher estimates of IBNR losses and loss expenses for our commercial casualty line of business, reflecting paid loss trends for certain accident years emerging at levels higher than previously expected. Despite that loss experience, our commercial casualty full-year 2016 loss and loss expense ratio remained below 58 percent, indicating a healthy underwriting profit once underwriting expenses are considered.

•
0.7 percentage-point increase, to 59.3 percent, for the full-year 2016 ratio of current accident year losses and loss expenses before catastrophes, reflecting a 1.4 point increase in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q16 Release 5

Personal Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$297	$280	6	$1,161	$1,097	6
Fee revenues	1	1	0	4	3	33
Total revenues	298	281	6	1,165	1,100	6

Loss and loss expenses	226	184	23	840	789	6
Underwriting expenses	84	79	6	337	323	4
Underwriting (loss) profit	$(12)	$18	nm	$(12)	$(12)	0

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	76.1%	65.7%	10.4	72.4%	71.9%	0.5
Underwriting expenses	28.3	28.3	0.0	29.0	29.4	(0.4)
Combined ratio	104.4%	94.0%	10.4	101.4%	101.3%	0.1

			% Change			% Change
Agency renewal written premiums	$258	$245	5	$1,099	$1,041	6
Agency new business written premiums	31	27	15	122	111	10
Other written premiums	(6)	(6)	0	(23)	(24)	4
Net written premiums	$283	$266	6	$1,198	$1,128	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.1%	62.4%	(0.3)	63.0%	64.9%	(1.9)
Current accident year catastrophe losses	14.0	2.0	12.0	9.7	6.5	3.2
Prior accident years before catastrophe losses	0.4	1.5	(1.1)	0.0	0.8	(0.8)
Prior accident years catastrophe losses	(0.4)	(0.2)	(0.2)	(0.3)	(0.3)	0.0
Loss and loss expense ratio	76.1%	65.7%	10.4	72.4%	71.9%	0.5

Current accident year combined ratio before
catastrophe losses	90.4%	90.7%	(0.3)	92.0%	94.3%	(2.3)

•	6 percent growth in both fourth-quarter and full-year 2016 personal lines net written premiums, including growth in new business and higher renewal written premiums that benefited from rate increases.

•
4 percent increase in full-year 2016 earned premiums in aggregate from our five highest volume states where we offer personal lines policies and that represent approximately half of our personal lines premiums, while rising 8 percent for all other states in aggregate as we progress toward geographic diversification.

•
15 percent and 10 percent increase in fourth-quarter and full-year 2016 new business written premium, driven by increases of approximately $4 million and $13 million, respectively, from agencies’ high net worth clients.

•	10.4 percentage-point increase in fourth-quarter 2016 combined ratio, including 11.8 points from higher natural catastrophe losses.

•	0.1 percentage-point increase in the full-year 2016 combined ratio, driven by 3.2 points from higher natural catastrophe losses.

•
An immaterial effect for fourth-quarter 2016 and a full-year favorable effect of 0.3 points from prior accident year reserve development of less than $1 million and $4 million, compared with 1.3 points or $4 million for fourth-quarter 2015 and 0.5 points or $5 million of unfavorable development for full-year 2015.

•
1.9 percentage-point improvement, to 63.0 percent, for the full-year 2016 ratio of current accident year losses and loss expenses before catastrophes, including a decrease of 2.4 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q16 Release 6

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Earned premiums	$47	$44	7	$183	$168	9
Fee revenues	—	—	0	1	1	0
Total revenues	47	44	7	184	169	9

Loss and loss expenses	13	8	63	68	70	(3)
Underwriting expenses	14	14	0	54	48	13
Underwriting profit	$20	$22	(9)	$62	$51	22

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	29.3%	18.9%	10.4	37.6%	41.9%	(4.3)
Underwriting expenses	29.4	29.2	0.2	29.4	28.1	1.3
Combined ratio	58.7%	48.1%	10.6	67.0%	70.0%	(3.0)

			% Change			% Change
Agency renewal written premiums	$35	$31	13	$141	$128	10
Agency new business written premiums	12	16	(25)	57	56	2
Other written premiums	(2)	(3)	33	(9)	(9)	0
Net written premiums	$45	$44	2	$189	$175	9

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	41.4%	51.3%	(9.9)	54.4%	62.1%	(7.7)
Current accident year catastrophe losses	2.6	0.2	2.4	1.6	0.5	1.1
Prior accident years before catastrophe losses	(14.7)	(32.5)	17.8	(18.3)	(20.6)	2.3
Prior accident years catastrophe losses	0.0	(0.1)	0.1	(0.1)	(0.1)	0.0
Loss and loss expense ratio	29.3%	18.9%	10.4	37.6%	41.9%	(4.3)

Current accident year combined ratio before
catastrophe losses	70.8%	80.5%	(9.7)	83.8%	90.2%	(6.4)

•
2 percent and 9 percent growth in fourth-quarter and full-year 2016 excess and surplus lines net written premiums, including full-year average renewal price increases at a percentage near the high end of a low-single-digit range.

•	2 percent increase in full-year 2016 new business written premiums, slowing from 10 percent in full-year 2015 as a result of careful underwriting in a highly competitive market.

•	10.6 percentage-point increase in fourth-quarter 2016 combined ratio, primarily due to 17.8 points less benefit from prior accident year reserve development before catastrophes.

•
3.0 percentage-point combined ratio improvement for full-year 2016, primarily due to improved experience in the ratio for current accident year losses and loss expenses before catastrophe losses that reflects careful underwriting.

•
14.7 and 18.4 percentage-point fourth-quarter and full-year 2016 benefit from favorable prior accident year reserve development of $7 million and $34 million, compared with 32.6 points or $14 million for fourth-quarter 2015 and 20.7 points or $35 million of favorable development for full-year 2015.

•
7.7 percentage-point improvement, to 54.4 percent, for the full-year 2016 ratio of current accident year losses and loss expenses before catastrophes, including a 0.7 point decrease in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q16 Release 7

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Term life insurance	$37	$33	12	$149	$136	10
Universal life insurance	3	11	(73)	37	39	(5)
Other life insurance, annuity, and disability income products	13	9	44	42	34	24
Earned premiums	53	53	0	228	209	9
Investment income, net of expenses	38	38	0	155	150	3
Realized investment gains, net	4	—	nm	8	1	nm
Fee revenues	1	1	0	5	5	0
Total revenues	96	92	4	396	365	8
Contract holders’ benefits incurred	58	61	(5)	246	236	4
Underwriting expenses incurred	14	16	(13)	76	66	15
Total benefits and expenses	72	77	(6)	322	302	7
Net income before income tax	24	15	60	74	63	17
Income tax	8	5	60	26	22	18
Net income of the life insurance subsidiary	$16	$10	60	$48	$41	17

•	$19 million or 9 percent increase in full-year 2016 earned premiums, including a 10 percent increase for term life insurance, our largest life insurance product line.

•	$7 million improvement in full-year 2016 life insurance subsidiary net income, primarily due to more favorable mortality experience and an increase in realized investment gains.

•
$66 million or 8 percent full-year 2016 increase to $939 million in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, largely reflecting $48 million in net income and an $18 million increase in after-tax net unrealized fixed-maturity investment portfolio gains.

CINF 4Q16 Release 8

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Investment income, net of expenses	$153	$150	2	$595	$572	4
Investment interest credited to contract holders’	(23)	(22)	(5)	(90)	(86)	(5)
Realized investment gains and losses, net	(37)	(40)	8	124	70	77
Investment profit	$93	$88	6	$629	$556	13

Investment income:
Interest	$110	$109	1	$440	$428	3
Dividends	44	42	5	161	150	7
Other	1	1	0	3	3	0
Less investment expenses	2	2	0	9	9	0
Investment income, pretax	153	150	2	595	572	4
Less income taxes	36	35	3	141	135	4
Total investment income, after-tax	$117	$115	2	$454	$437	4

Investment returns:
Effective tax rate	23.5%	23.5%		23.8%	23.6%
Average invested assets plus cash and cash equivalents	$15,867	$14,525		$15,316	$14,515
Average yield pretax	3.86%	4.13%		3.88%	3.94%
Average yield after-tax	2.95	3.17		2.96	3.01
Fixed-maturity returns:
Effective tax rate	27.2%	27.2%		27.3%	27.1%
Average amortized cost	$9,728	$9,360		$9,562	$9,098
Average yield pretax	4.52%	4.66%		4.60%	4.70%
Average yield after-tax	3.29	3.39		3.35	3.43

•	$3 million or 2 percent rise in fourth-quarter 2016 pretax investment income, including 5 percent growth in equity portfolio dividends and 1 percent growth in interest income.

•
Zero and $2 million fourth-quarter and full-year 2016 impact from other-than-temporary impairments to net realized investment gains and losses, compared with $40 million and $52 million for fourth-quarter and full-year 2015.

•
$110 million or 4 percent fourth-quarter 2016 net decrease in pretax net unrealized investment portfolio gains, including a $204 million increase for the equity portfolio and $314 million decrease for the bond portfolio. The total decrease included the effect of $9 million of pretax net realized gains from investment portfolio security sales or called bonds during fourth-quarter 2016, in addition to $47 million of net realized losses from equity portfolio sales.

•
$531 million or 25 percent full-year 2016 net increase in pretax net unrealized investment portfolio gains, including a $571 million increase for the equity portfolio and $40 million decrease for the bond portfolio. The total increase included the effect of $124 million of pretax net realized gains from investment portfolio security sales or called bonds during full-year 2016, including $99 million from equity portfolio sales.

CINF 4Q16 Release 9

Balance Sheet Highlights

(Dollars in millions except share data)	At December 31,	At December 31,
	2016	2015
Total investments	$15,500	$14,423
Total assets	20,386	18,888
Short-term debt	20	35
Long-term debt	787	786
Shareholders’ equity	7,060	6,427
Book value per share	42.95	39.20
Debt-to-total-capital ratio	10.3%	11.3%

•	$16.277 billion in consolidated cash and invested assets at December 31, 2016, up 9 percent from $14.967 billion at year-end 2015.

•	$10.085 billion bond portfolio at December 31, 2016, with an average rating of A3/A. Fair value decreased $172 million or 2 percent during the fourth quarter of 2016.

•
$5.334 billion equity portfolio was 34.4 percent of total investments, including $2.339 billion in pretax net unrealized gains at December 31, 2016. Fourth-quarter 2016 increase in fair value of $30 million or 1 percent.

•
$4.686 billion of statutory surplus for the property casualty insurance group at December 31, 2016, up $273 million from $4.413 billion at year-end 2015, after declaring $475 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended December 31, 2016, was 1.0-to-1, matching year-end 2015.

•
$0.29 fourth-quarter 2016 decrease in book value per share, including additions of $0.77 from net income before realized gains and negative $0.58 from investment portfolio realized gains and changes in unrealized gains that were offset by deductions of $0.48 from dividends declared to shareholders.

•
Value creation ratio of 14.5 percent for full-year 2016, reflecting 7.9 percentage points from net income before net realized investment gains, which includes underwriting and investment income, and 6.6 points from investment portfolio realized gains and changes in unrealized gains, including 6.8 points from our stock portfolio and negative 0.2 points from our bond portfolio.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                    Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2015 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 26.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

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◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
* * *

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Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets (unaudited)

(Dollars in millions except per share data)	December 31,	December 31,
	2016	2015
Assets
Investments
Fixed maturities, at fair value (amortized cost: 2016—$9,799; 2015—$9,324)	$10,085	$9,650
Equity securities, at fair value (cost: 2016—$2,995; 2015—$2,938)	5,334	4,706
Other invested assets	81	67
Total investments	15,500	14,423
Cash and cash equivalents	777	544
Investment income receivable	134	129
Finance receivable	51	62
Premiums receivable	1,533	1,431
Reinsurance recoverable	545	542
Prepaid reinsurance premiums	62	54
Deferred policy acquisition costs	637	616
Land, building and equipment, net, for company use (accumulated depreciation: 2016—$237; 2015—$459)	183	185
Other assets	198	154
Separate accounts	766	748
Total assets	$20,386	$18,888
Liabilities
Insurance reserves
Loss and loss expense reserves	$5,085	$4,718
Life policy and investment contract reserves	2,671	2,583
Unearned premiums	2,307	2,201
Other liabilities	786	717
Deferred income tax	865	638
Note payable	20	35
Long-term debt and capital lease obligations	826	821
Separate accounts	766	748
Total liabilities	13,326	12,461

Shareholders' Equity
Common stock, par value—$2 per share; (authorized: 2016 and 2015—500 million shares; issued and outstanding: 2016 and 2015—198.3 million shares)	397	397
Paid-in capital	1,252	1,232
Retained earnings	5,037	4,762
Accumulated other comprehensive income	1,693	1,344
Treasury stock at cost (2016—33.9 million shares and 2015—34.4 million shares)	(1,319)	(1,308)
Total shareholders' equity	7,060	6,427
Total liabilities and shareholders' equity	$20,386	$18,888

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Cincinnati Financial Corporation
Condensed Consolidated Statements of Income (unaudited)

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenues
Earned premiums	$1,192	$1,148	$4,710	$4,480
Investment income, net of expenses	153	150	595	572
Realized investment gains and losses, net	(37)	(40)	124	70
Fee revenues	4	3	15	13
Other revenues	—	2	5	7
Total revenues	1,312	1,263	5,449	5,142

Benefits and Expenses
Insurance losses and contract holders’ benefits	809	677	3,107	2,808
Underwriting, acquisition and insurance expenses	359	354	1,465	1,387
Interest expense	14	13	53	53
Other operating expenses	2	3	12	13
Total benefits and expenses	1,184	1,047	4,637	4,261

Income Before Income Taxes	128	216	812	881

Provision for Income Taxes
Current	10	51	183	231
Deferred	18	9	38	16
Total provision for income taxes	28	60	221	247

Net Income	$100	$156	$591	$634

Per Common Share
Net income—basic	$0.61	$0.95	$3.59	$3.87
Net income—diluted	0.60	0.94	3.55	3.83

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that

CINF 4Q16 Release 13

the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

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Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Value creation ratio:
End of period book value	$42.95	$39.20	$42.95	$39.20
Less beginning of period book value	43.24	38.77	39.20	40.14
Change in book value	(0.29)	0.43	3.75	(0.94)
Dividend declared to shareholders	0.48	0.92	1.92	2.30
Total value creation	$0.19	$1.35	$5.67	$1.36

Value creation ratio from change in book value*	(0.7)%	1.1%	9.6%	(2.3)%
Value creation ratio from dividends declared to shareholders**	1.1	2.4	4.9	5.7
Value creation ratio	0.4%	3.5%	14.5%	3.4%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net income	$100	$156	$591	$634
Less:
Realized investment gains and losses, net	(37)	(40)	124	70
Income tax on realized investment gains and losses	12	14	(44)	(25)
Realized investment gains and losses, after-tax	(25)	(26)	80	45
Operating income	$125	$182	$511	$589

Diluted per share data:
Net income	$0.60	$0.94	$3.55	$3.83
Less:
Realized investment gains and losses, net	(0.23)	(0.24)	0.74	0.42
Income tax on realized investment gains and losses	0.08	0.08	(0.26)	(0.15)
Realized investment gains and losses, after-tax	(0.15)	(0.16)	0.48	0.27
Operating income	$0.75	$1.10	$3.07	$3.56

CINF 4Q16 Release 15

Life Insurance Reconciliation

(Dollars in millions)	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net income of life insurance subsidiary	$16	$10	$48	$41
Realized investment gains, net	4	—	8	1
Income tax on realized investment gains	2	1	3	1
Operating income	14	11	43	41

Investment income, net of expenses	(38)	(38)	(155)	(150)
Investment income credited to contract holders'	23	22	90	86
Income tax on investment income and investment income credited to contract holders'	6	4	23	21
Life insurance segment profit (loss)	$5	$(1)	$1	$(2)

CINF 4Q16 Release 16

Cincinnati Financial Corporation

Property Casualty Operations Reconciliation

(Dollars in millions)	Three months ended December 31, 2016
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,064	$721	$283	$45	$15
Unearned premiums change	75	58	14	2	1
Earned premiums	$1,139	$779	$297	$47	$16

Statutory ratios:
Combined ratio	97.9%	97.6%	105.3%	60.2%	90.6%
Contribution from catastrophe losses	7.1	4.7	13.6	2.6	21.1
Combined ratio excluding catastrophe losses	90.8%	92.9%	91.7%	57.6%	69.5%

Commission expense ratio	19.2%	19.0%	18.1%	26.8%	26.7%
Other underwriting expense ratio	12.8	14.0	11.1	4.1	12.1
Total expense ratio	32.0%	33.0%	29.2%	30.9%	38.8%

GAAP ratios:
Combined ratio	96.2%	95.7%	104.4%	58.7%	84.7%
Contribution from catastrophe losses	7.1	4.7	13.6	2.6	21.1
Prior accident years before catastrophe losses	(1.1)	(0.9)	0.4	(14.7)	1.8
Current accident year combined ratio before catastrophe losses	90.2%	91.9%	90.4%	70.8%	61.8%

(Dollars in millions)	Twelve months ended December 31, 2016
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$4,580	$3,122	$1,198	$189	$71
Unearned premiums change	(98)	(33)	(37)	(6)	(22)
Earned premiums	$4,482	$3,089	$1,161	$183	$49

Statutory ratios:
Combined ratio	94.5%	93.9%	100.8%	68.1%	79.6%
Contribution from catastrophe losses	7.5	7.1	9.4	1.5	6.8
Combined ratio excluding catastrophe losses	87.0%	86.8%	91.4%	66.6%	72.8%

Commission expense ratio	18.4%	18.1%	17.7%	27.1%	21.1%
Other underwriting expense ratio	12.3	13.4	10.7	3.4	8.1
Total expense ratio	30.7%	31.5%	28.4%	30.5%	29.2%

GAAP ratios:
Combined ratio	94.8%	94.2%	101.4%	67.0%	82.5%
Contribution from catastrophe losses	7.5	7.1	9.4	1.5	6.8
Prior accident years before catastrophe losses	(3.5)	(4.0)	0.0	(18.3)	(3.2)
Current accident year combined ratio before catastrophe losses	90.8%	91.1%	92.0%	83.8%	78.9%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 4Q16 Release 17